Exhibit 10.58

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this "Agreement") is entered into as of the 21st day of November 2012, by and between TEVA PHARMACEUTICAL INDUSTRIES LTD. a public company incorporated under the laws of the State of Israel, registered No. 520013954, (the ''Seller'') and XTL BIOPHARMACEUTICALS LTD. a public company incorporated under the laws of the State of Israelregistered No. 520039470 (the “Purchaser”).

WHEREAS,	the Seller is the owner, beneficially and of record of 4,620,356 Ordinary Shares, par value NIS 1.00 each, ("Purchased Shares") of PROTEOLOGICS LTD., a public company incorporated under the laws of the State of Israel (the "Company"); and

WHEREAS,	the Purchaser desires to purchase, and the Seller desires to sell the Purchased Shares, under the terms and conditions of this Agreement.

NOW, THEREFORE the parties hereto agree as follows:

1.	Purchase and Sale of Purchased Shares.

1.1.	At the Closing (as defined below), subject to the terms and conditions herein, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller the Purchased Shares in consideration of the payment of an amount equal to NIS 1.405425 for each Purchased Share (the ''Price Per Share''), which together reflects an aggregate consideration of Six Million, Four Hundred and Ninety-Three Thousand, Five Hundred and Sixty-Four New Israeli Shekels (NIS 6,493,564) (the ''Consideration'').

2.	The Closing.

2.1.	The closing of the purchase and sale of the Purchased Shares to the Purchaser (the “Closing”) shall take place at the offices of Kantor & Co., on November 21, 2012, at 10:00 local time, or thereafter at such other time, date and place as may be agreed by the parties hereto (the time and date of the Closing being herein referred to as the “Closing Date”).

2.2.	At the Closing the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transactions shall be deemed to have been completed until all such transactions have been completed: (i) the Seller shall deliver to the Purchaser, by wire transfer the Purchased Shares and the Purchaser shall deliver the Consideration either by (i) a banker's cheque in the amount of the Consideration or (ii) wire transfer of the Consideration to the Seller's bank account.

2.3.	Immediately following the Closing, both the Seller and Purchaser shall each provide notice to the Company, in the form attached hereto as Exhibit A1 and Exhibit A2, of the transaction detailed herein in relation to the Purchased Shares and shall, subject to Section 4 below, fully comply with their requirements of disclosure as required by the Israeli Securities Act – 1968, or any other applicable law, rules and regulations and, if applicable, shall provide the Nominee Company, with all details necessary in order for the Nominee Company to register the transaction contemplated herein in its books, as required by any applicable law, rules or regulations.

3.	Representations and Warranties.

3.1.	The Seller hereby represents and warrants as follows:

(a)	that the Purchased Shares are duly authorized, validly issued, fully paid, and nonassessable and are free and clear of all liens, pledges, charges, security interests, claims, encumbrances, third party rights or any restrictions of any kind (other than those restrictions set forth in the Company's Articles of Association (the "Articles") or in any applicable law, rules or regulations) (the "Liens"), and the Seller is entitled to sell and transfer to Purchaser the full legal and beneficial ownership of the Purchased Shares, free and clear from any Liens.

(b)	All corporate action on the part of the Seller necessary for the authorization, execution, delivery and performance of this Agreement has been (or will be) taken prior to the Closing.

(c)	All approvals and consents on the part of the Seller required for the authorization, execution, delivery and performance of this Agreement has been (or will be) obtained prior to the Closing.

3.2.	The Purchaser represents and warrants as follows:

(a)	The Purchaser understands that the Purchased Shares are being sold on “As Is” basis, and no additional representations are required with respect to the Purchased Shares, except for the Seller representation that the Shares are duly authorized, validly issued, fully paid, and nonassessable, and will be free and clear of any Liens.

(b)	All corporate action on the part of the Purchaser necessary for the authorization, execution, delivery and performance of this Agreement has been (or will be) taken prior to the Closing.

(c)	All approvals and consents on the part of the Purchaser required for the authorization, execution, delivery and performance of this Agreement has been (or will be) obtained prior to the Closing.

(d)	The Purchaser acknowledges that upon the purchase of the Purchased Shares by Seller, the Purchased Shares shall be held by the Purchaser in accordance with and subject to those certain restrictions and obligations which may be imposed on Purchaser as a result of such holdings, whether by applicable law, rules or regulations or the Articles.

(e)	It currently does not hold any shares or other securities of the Company, it has not addressed any holder of securities of the Company (other than Teva) in order to purchase any shares or securities held by such holder and it has no present intention to purchase any additional shares or securities of the Company whether on the public market or otherwise.

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(f)	The Purchaser represents that its latest financial statements do not contain a comment regarding the Purchaser's ability to continue as a going concern, and has no reason to believe that its upcoming financial statements shall contain such comment.

(g)	The Purchaser represents that it:(i) has the financial capability to enter into, (ii) is able to fend for itself in the consummation of, (iii) can bear the economic risk of, the transactions contemplated herein, and (iv) that it would act in accordance with the Israeli Companies law (including without limitation Section 193 thereof), which may be applicable to the Purchaser as a result of the purchase of the Purchased Shares.

4.	No Publicity.

4.1.	Neither party hereto nor and any person acting on either party's behalf shall issue any public statement, press release or other disclosure concerning the transactions contemplated hereby without the prior written consent of the other party of the substance and form of any such statement or release,except as required under any applicable law or (stock exchange or other) regulations, in which case such party shall – to the extent reasonably feasible - give the other party an opportunity to review and comment on such public statement, press release or other disclosure in advance and shall – to the extent reasonably feasible - implement any reasonable comments of the other party in such disclosure, public statement or press release.

4.2.	Agreed (by both Seller and Purchaser) drafts of immediate reports to be issued by the Purchaser are attached hereto as Exhibit B1 and Exhibit B2.

5.	Miscellaneous.

5.1.	Notices. Any notice, declaration or other communication required or authorized to be given by any party under this Agreement to any other party shall be in writing and shall be personally delivered, sent by facsimile transmission or electronic-mail (with a copy by ordinary mail in either case) or dispatched by courier addressed to the other party at the address stated below, or such other address as shall be specified by the parties hereto by notice in accordance with the provisions of this section. Any notice shall operate and be deemed to have been served, if personally delivered or sent by fax on the next following business day, and if by courier, on the fifth following business day

If to the Purchaser:	XTL Biopharmaceuticals Ltd. 85 Medinat Hayehudim St. Herzliya Pituach, 46766 Tel: +972-9-955-7080 Fax: +972-9-951-9727 Attn: CEO and Deputy CEO/CFO

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If to the Seller:	Teva Pharmaceutical Industries Ltd. 5 Basel Street Petach Tikva 49131 Tel: +972-3-926-7722 Fax: +972-3-926-7429 Attn: Dov Bergwerk, Vice President and General Counsel, Corporate Legal Department

5.2.	Delays or Omissions. A party may waive any of its rights hereunder, provided however, that such waiver shall be in writing and shall apply only to such party's rights hereunder. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or defaulttherefore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

5.3.	Amendment. This Agreement may be amended only with the written consent of the parties hereto.

5.4.	Counterparts. This Agreement may be in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

5.5.	Governing Law. This Agreement shall be governed by and construed in accordance to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court for Tel Aviv-Jaffa district only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

5.6.	Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Seller and the Purchaser and their respective successors and assigns. None of the rights or obligations under or pursuant to this Agreement may be assigned or transferred to any other person without the written consent of all the parties hereto.

5.7.	Expenses. Each party hereto shall bear its/his respective costs and expenses related to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first herein set forth.

The Seller:	The Purchaser:

TEVA- PHARMACEUTICAL INDUSTRIES LTD.	XTL BIOPHARMACEUTICALS LTD

By:	/s/ Itzhak Krinsky	By:	/s/ David Grossman
Name:	Itzhak Krinsky, Ph.D	Name:	David Grossman
Title:	Chairman of Teva Japan, Chairman of Teva South Korea & Head of Business Development Asia Pacific	Title:	CEO

By:	/s/ Dov R. Bergwerk	By:	/s/ Ronen Twito
Name:	Dov R. Bergwerk, Adv.	Name:	Ronen Twito
Title:	Vice president and general counsel corporate affairs	Title:	CFO

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Exhibit A1

Seller's Notice to the Company

November 21, 2012

To

Proteologics Ltd.

Dear Sirs/Mmes.,

Re:   Sale of the holdings of Proteologics Ltd.

Teva Pharmaceutical Industries Ltd., private company No. 520013954 (hereinafter: "the Company"), is hereby pleased to inform Proteologics Ltd. (hereinafter: "Proteologics") that on November 21, 2012 the Company sold to XTL Biopharmaceuticals Ltd., private company No. 520039470 (hereinafter: "XTL"), in an off-market transaction 4,620,356 Ordinary shares of NIS 1.00 par value each of Proteologics (hereinafter: "the Shares"), representing Teva's entire holdings in Proteologics and 31.35% of Proteologics' issued and outstanding share capital and voting rights in consideration of NIS 6,493,564, reflecting a price per share of approximately NIS 1.405 (hereinafter: "the Sale").

Following the Sale, effective from November 21, 2012, Teva no longer holds any shares of Proteologics and is no longer an interested party in this corporation.

Respectfully,

Teva Pharmaceutical Industries Ltd.

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Exhibit A2

Purchaser's Notice to the Company

November 21, 2012

To

Proteologics Ltd.

Dear Sirs/Mmes.,

Re:   Purchase of holdings in Proteologics Ltd.

XTL Biopharmaceuticals Ltd., private company No. 520039470 (hereinafter: "the Company"), is hereby pleased to inform Proteologics Ltd. (hereinafter: "Proteologics") that on November 21, 2012, the Company purchased in an off-market transaction from Teva Pharmaceutical Industries Ltd., private company No. 520013954 (hereinafter: "Teva") 4,620,356 Ordinary shares of NIS 1.00 par value each of Proteologics (hereinafter: "the Shares"), representing Teva's entire holdings in Proteologics and 31.35% of Proteologics' issued and outstanding share capital and voting rights in consideration of NIS 6,493,564, reflecting a price per share of approximately NIS 1.405 (hereinafter: "the Purchase").

Following the Purchase, effective from November 21, 2012, the Company holds the Shares of Proteologics and is an interested party therein.

Respectfully,

XTL Biopharmaceuticals Ltd.

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Exhibit B1

Purchaser's Immediate Report #1

XTL Biopharmaceuticals Ltd.

("the Company")

November 21, 2012

To	To
The Israel Securities Authority Ltd.	The Tel-Aviv Securities Stock Exchange Ltd.
Through the Magna	Through the Magna

Dear Sirs/Mmes.,

Re:   Purchase of holdings in Proteologics Ltd.

The Company is hereby pleased to announce that on November 21, 2012, the Company purchased in an off-market transaction from Teva Pharmaceutical Industries Ltd. (hereinafter: "Teva") 4,620,356 Ordinary shares of NIS 1.00 par value each of Proteologics Ltd. (hereinafter: "the Shares" and "Proteologics", respectively), representing Teva's entire holdings in Proteologics and 31.35% of Proteologics' issued and outstanding share capital in consideration of NIS 6,493,564, reflecting a price per share of approximately NIS 1.405 (hereinafter: "the Purchase").

Proteologics is a public company whose shares are traded on the TASE, engaged in the discovery and development of drugs operating on various components of the ubiquitin system discovered by Dr. Avram Hershko and Dr. Aaron Ciechanover, both 2004 Nobel Prize laureates in Chemistry.

Respectfully,

XTL Biopharmaceuticals Ltd.

By: Mr. David Grossman, CEO

Mr. Ronen Twito, Deputy CEO and CFO

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Exhibit B2

Purchaser's Immediate Report #2

XTL Biopharmaceuticals Ltd.

("the Company")

November ___, 2012

To	To
The Israel Securities Authority Ltd.	The Tel-Aviv Securities Stock Exchange Ltd.
Through the Magna	Through the Magna

Dear Sirs/Mmes.,

Re:   Purchase of holdings in Proteologics Ltd.

In furtherance to the Company's notice of November 21, 2012 (TASE reference 2012-01-_____) regarding the purchase of the shares of Proteologics Ltd. (hereinafter: "Proteologics"), representing about 31.35% of Proteologics' issued and outstanding share capital, the Company hereby announces that following the purchase, on _______, the Company sent a letter to Proteologics demanding that Proteologics' board of directors exercise its authority and order the appointment of Messrs. David Grossman and Efraim Argaman as directors in Proteologics and that until the Company's request to appoint such directors is met, Proteologics will refrain from adopting any decision or executing any transaction not in the ordinary course of business.

Respectfully,

XTL Biopharmaceuticals Ltd.

By: Mr. David Grossman, CEO

Mr. Ronen Twito, Deputy CEO and CFO

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